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                                    FORM 15



                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                         Commission File Number     000-20817
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   Mellon Bank, N.A., on behalf of Mellon Bank Home Equity Loan Trust 1996-1
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             (Exact name of registrant as specified in its charter)

      One Mellon Center, Pittsburgh, PA 15258-0001          (412) 234-5000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mellon Bank Revolving Home Equity Loan Asset Backed Certificates, Series 1996-1
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   / /           Rule 12h-3(b)(1)(i)   / /
         Rule 12g-4(a)(1)(ii)  / /           Rule 12h-3(b)(1)(ii)  / /
         Rule 12g-4(a)(2)(i)   / /           Rule 12h-3(b)(2)(i)   / /
         Rule 12g-4(a)(2)(ii)  / /           Rule 12h-3(b)(2)(ii)  / /
                                             Rule 15d-6            /X/


         Approximate number of holders of record as of the certification or
notice date:      zero
              -----------

         Pursuant to the requirements of the Securities Exchange Act of 1934 Mellon Bank, N.A., on behalf of Mellon Bank Home Equity Loan Trust 1996-1 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:    March 7, 2001          By: STEVEN G. ELLIOTT
      -------------------           Steven G. Elliott
                                    Senior Vice Chairman and Chief
                                    Financial Officer